www.TractorSupply.com

TRACTOR SUPPLY COMPANY DECLARES QUARTERLY DIVIDEND

Brentwood, TN, August 9, 2018 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retail chain in the United States, today announced that its Board of Directors declared a quarterly cash dividend of $0.31 per share of the Company’s common stock.

The dividend will be paid on September 11, 2018, to stockholders of record as of the close of business on August 27, 2018.

About Tractor Supply Company
Tractor Supply Company (NASDAQ: TSCO) is in its 80th year of operation and, since being founded in 1938, has grown to become the largest rural lifestyle retailer in the United States. With more than 28,000 team members, over 1,700 stores in 49 states and an e-commerce website, Tractor Supply is passionate about serving its unique niche, as a one-stop shop for recreational farmers, ranchers and all those who enjoy living the rural lifestyle. Tractor Supply offers an extensive mix of products necessary to care for home, land, pets and animals with a focus on product localization, exclusive brands and legendary customer service that addresses the needs of the Out Here lifestyle. The Company leverages its physical store assets with digital capabilities to offer customers the convenience of purchasing products they need anytime, anywhere and any way they choose at the everyday prices they deserve. At June 30, 2018, the Company operated 1,725 Tractor Supply stores in 49 states and an e-commerce website at www.TractorSupply.com.

Tractor Supply Company also owns and operates Petsense, a small-box pet specialty supply retailer focused on meeting the needs of pet owners, primarily in small and mid-size communities, and offering a variety of pet products and services. At June 30, 2018, the Company operated 174 Petsense stores in 27 states. For more information on Petsense, visit www.Petsense.com.